Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bioceres S.A.

Rosario (Province of Santa Fe), Argentina

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 6, 2015, relating to the consolidated financial statements of Bioceres S.A. as of December 31, 2014, 2013 and January 1, 2013 and for the years ended December 31, 2014 and 2013, and of our report dated April 7, 2015 relating to the financial statements of SEMYA S.A. as of December 31, 2014 and for the period of 153 days ended December 31, 2014, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Fabian Marcote

September 24, 2015

Becher y Asociados S.R.L.

Rosario (Province of Santa Fe), Argentina

Becher y Asociados S.R.L., an Argentina limited partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms